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As filed with the Securities and Exchange Commission on July 12, 2005

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-188504 (I.R.S. Employer Identification Number)
1277 Orleans Drive Sunnyvale, CA 94089-1138 (408) 990-4000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

E. Thomas Hart
Chief Executive Officer
QuickLogic Corporation
1277 Orleans Drive
Sunnyvale, CA 94089-1138
(408) 990-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Carl M. Mills Chief Financial Officer QuickLogic Corporation 1277 Orleans Drive Sunnyvale, CA 94089-1138 (408) 990-4000	Aaron J. Alter, Esq. Issac J. Vaughn, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share(2)	—	—	—

Preferred Stock, $0.001 par value per share(2)	—	—	—

Depositary Shares(3)	—	—	—

Warrants(4)	—	—	—

Total(5)	100%(6)	$30,000,000	$3,531.00

(1)
These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)
In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock and preferred stock, as may be issued upon conversion or exchange of the securities issued hereunder.

(3)
In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of depositary shares as may be issued upon conversion or exchange of any preferred stock, depositary shares or warrants issued hereunder.

(4)
In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of warrants to purchase shares of common stock, preferred stock or depositary shares, as may be issued upon conversion or exchange of the securities issued hereunder.

(5)
The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The proposed maximum offering price per unit will be determined by us in connection with the issuance of such securities. In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $30,000,000. The aggregate amount of common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act, to the extent applicable.

(6)
We will determine the proposed maximum offering price per unit in connection with the issuance of the securities.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 12, 2005

PROSPECTUS
$30,000,000

QUICKLOGIC CORPORATION

By this prospectus, we may offer, from time to time

• Common stock • Preferred stock • Depositary shares • Warrants

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION YOU SHOULD
CONSIDER BEFORE BUYING OUR SECURITIES.

        From time to time, we may offer up to $30,000,000 of any combination of the securities described in this prospectus. Any preferred stock that we sell may be sold either as shares of preferred stock or represented by depositary shares.

        Our common stock is listed on The NASDAQ National Market under the symbol "QUIK." On July 11, 2005, the last reported sale price of our common stock on The NASDAQ National Market was $4.19 per share.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. For additional information regarding the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

QUICKLOGIC CORPORATION
1277 Orleans Drive
Sunnyvale, CA 94089-1138
(408) 990-4000

This prospectus is dated [•], 2005

        No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

i

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's website at www.sec.gov and at the QuickLogic website located at www.quicklogic.com.

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information or reports "furnished" on Form 8-K*) until our offering is complete:

  •
  our annual report on Form 10-K for the fiscal year ended January 2, 2005, filed on March 17, 2005;

  •
  our definitive proxy statement on Schedule 14A in connection with the 2005 Annual Meeting of Stockholders, filed on March 17, 2005;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended April 3, 2005, filed on May 12, 2005;

  •
  our current reports on Form 8-K, filed on May 2, 2005 and June 6, 2005;

  •
  the description of our common stock set forth in our registration statement on Form 8-A, filed on October 12, 1999; and

  •
  the Rights Agreement, dated as of November 28, 2001, between QuickLogic Corporation and American Stock Transfer & Trust Company, as Rights Agent, filed as Exhibit 4.1 to our registration statement on Form 8-A filed on December 10, 2001.

        You may request a copy of these filings, at no cost, by telephoning us at (408) 990-4000 or by writing us at the following address:

Chief Financial Officer
QuickLogic Corporation
1277 Orleans Drive
Sunnyvale, CA 94089-1138
ir@quicklogic.com

*
Pursuant to General Instruction B(2) of Form 8-K, information or reports "furnished" on Form 8-K are not deemed to be "filed" for the purpose of Section 18 of the Exchange Act and are not subject to the liabilities of that section. Unless otherwise specifically noted in the Form 8-K, we are not incorporating and will not incorporate by reference future information or reports "furnished" on Form 8-K into this prospectus.

ii

SUMMARY

        This prospectus is part of a registration statement that we have filed with the Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading "Where You Can Find More Information."

QuickLogic Corporation

        QuickLogic Corporation, founded in April 1988, operates in a single industry segment where it designs and sells field programmable gate arrays, embedded standard products, associated software and programming hardware. In 1991, we introduced our first line of field programmable gate array products, or FPGAs, based upon our ViaLink® technology. Our Mature product family consists of our three FPGA product families: pASIC1, pASIC2 and pASIC3. Our Eclipse II devices, introduced in 2003, are moderate to low density FPGAs that are smaller, faster and consume less power than competing products.

        In September 1998, we introduced our first line of Embedded Standard Products, or ESPs, to address the design community's demand for an alternative to existing options: Application Specific Integrated Circuits, or ASICs, and system-on-a-chip products. ESP products embed standard functions on programmable logic devices. These products provide engineers with the ease-of-use, guaranteed functionality, high performance, low non-recurring engineering charges and immediate availability of application specific standard products, or ASSPs, combined with the flexibility and time-to-market advantages of programmable logic. Our ESP product family includes QuickRAM, QuickPCI, and V3 products. Our Advanced ESP product family includes QuickMIPS, Eclipse, Eclipse II and QuickPCI II products. We also license our QuickWorks and QuickTools design software and sell our programming hardware and include these sales as Advanced ESP revenue.

        Our newest products target low-power, high-performance applications where system designers want to add features to or improve the performance of a system through the use of programmable devices. Our products generally target complex, high-performance embedded systems in rapidly changing markets where system manufacturers seek to minimize time-to-market and maximize product differentiation and functionality. Our product offering includes the lowest-power FPGAs available in the industry today, enabling designers to utilize the high performance of our FPGA architecture in low-power embedded systems. Compared to our competitors' SRAM-based FPGAs, our devices provide a higher level of intellectual property security since it is extremely difficult to clone or reverse engineer intellectual property that is implemented using our one-time-programmable ViaLink technology. We compete in various markets, including: instrumentation and test; data communications and telecommunications; consumer applications; video, audio and graphics imaging; high-performance computing; and military and aerospace systems. Based on current customer design activity, we expect that consumer applications will represent a higher proportion of our revenue in the future.

        Our proprietary ViaLink programmable metal-to-metal technology is the core of our FPGA products and the foundation of our ESP products. Our ViaLink technology allows us to create devices smaller than competitors' comparable products, thereby minimizing silicon area and cost. In addition, our ViaLink technology has lower electrical resistance and capacitance than other programmable technologies and, consequently, supports higher signal-speed and low power consumption. Our user-programmable platform and design software facilitates full utilization of a device's logic cells, clocks and input/output pins. These logic cells have been optimized to efficiently implement a wide range of logic functions at high speed, thereby enabling greater usable device density and design flexibility. Our architecture uses our ViaLink technology to maximize interconnects at every routing wire intersection, which allows more paths between logic cells. As a consequence, system designers are able to use devices with smaller gate counts to implement their designs than if they had used competing FPGAs. The abundance of interconnect resources also provides a dense connection between the ASSP and the FPGA portions of Embedded Standard Products.

        Our objective is to be the indispensable provider of intelligent, programmable interconnect solutions, primarily for low-power embedded systems. We believe that our ESPs—products that integrate standard functions and programmable logic—provide our customers with low power consumption, IP security and flexibility at cost-effective prices while meeting system performance requirements. We believe these devices enable systems manufacturers to improve time-to-market and add features or performance to their embedded applications.

        We are a Delaware corporation, and our principal executive offices are located at 1277 Orleans Drive, Sunnyvale, California 94089. Our telephone number at that address is (408) 990-4000. Our website is located at www.quicklogic.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

The Securities We May Offer

        We may offer up to $30,000,000 of common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. Any shares of preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

        We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

        We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of QuickLogic, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

  Warrants

        We may issue warrants for the purchase of common stock, preferred stock or depositary shares. We may issue warrants independently or together with other securities.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. To date we have not issued any preferred stock. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratio of earnings to fixed charges presented below.

	Three Months Ended	Three Months Ended	Fiscal Year Ended
	March 31, 2004	March 31, 2005	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
Income (loss) before income taxes	$(1,368)	$914	$9,630	$(26,478)	$(31,287)	$(4,719)	$(8,832)
Add: Fixed charges(1):
Interest expensed	68	53	49	23	71	178	255
Interest on rental expenses	71	56	152	127	131	332	283

Total — fixed charges	139	109	201	150	202	510	538

Total earnings (loss) for computation of ratio	(1,229)	1,023	9,831	(26,328)	(31,085)	(4,209)	(8,294)

Ratio of earnings to fixed charges(2)	—	9.39	48.91	—	—	—	—

(1)
Fixed charges include interest expense plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor.

(2)
Due to our losses in the years ended December 31, 2001, 2002, 2003 and 2004 and the fiscal quarter ended March 31, 2004, the ratio coverage was less than 1:1. Additional earnings of $26.5 million, $31.3 million, $4.7 million and $8.8 million in 2001, 2002, 2003 and 2004, respectively, and $1.4 million in the fiscal quarter ended March 31, 2004 would have been required to achieve a ratio of 1:1.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any related prospectus supplement and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are generally written in the future tense and/or are preceded by words such as "will," "may," "should," "forecast," "could," "expect," "suggest," "believe," "anticipate," "intend," "plan," or other similar words. Forward-looking statements include statements regarding (1) our revenue levels, (2) our gross profit and factors that affect gross profit, (3) our level of operating expenses, (4) our research and development efforts, (5) our liquidity, (6) our partners and suppliers, and (7) the commercial success of our products. We intend that these forward-looking statements be subject to the safe harbors created by the relevant provisions of the Securities Act and the Exchange Act.

        Forward-looking statements involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, (1) the expected decline in revenue from our pASIC1 and pASIC2 products, (2) the commercial and technical success of our new products, (3) limited visibility into demand for our products, including demand from significant customers or for new products such as Eclipse II or QuickPCI II, (4) our relationship with and the manufacturing of our products by Tower Semiconductor Ltd., and (5) the liquidity required to support our future operating and capital requirements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. QuickLogic disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

        Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the following Risk Factors, together with all of the other information contained or incorporated by reference in this prospectus, including any additional specific risks described in any prospectus supplement. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also adversely affect our business, operating results and financial condition. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment. Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus or in any prospectus supplement.

We expect the announced end-of-life of our pASIC1 and pASIC2 products will result in fluctuations and a decline in our revenue

        Our foundry agreement with the supplier that fabricates our pASIC1 and pASIC2 products expires on December 31, 2005. We have announced an end-of-life for these products and have asked our customers to take delivery of lifetime buy orders before the end of 2005. While we may have limited capacity beyond 2005, we currently expect that these products will contribute less than 10% of our revenue by the first quarter of 2006 and no revenue by the end of 2006. Revenue from these products was $6.4 million in the first fiscal quarter of 2005. Revenue from these products was $5.1 million, $5.2 million, $4.3 million and $3.3 million in the fourth, third, second and first fiscal quarters of 2004, respectively. We currently expect that a majority of our customers that use pASIC1 and pASIC2 products will purchase enough product to satisfy their demand throughout the expected life of their products rather than migrate to other QuickLogic products. As a result, we expect to experience fluctuations in demand as these customers build inventory of these products, design systems using devices supplied by others or reduce purchases of our products. If we are unable to: migrate customers to other products; develop customer demand for our Eclipse II and QuickPCI II products, which have strong customer design activity but have not contributed significant revenue or gross profit to date; increase revenue and gross profit from our other products; or obtain adequate production capacity; our revenue and gross profit will decline and our operating results and liquidity would be adversely affected. While we expect revenue growth from Eclipse II, QuickPCI II, other products and new products, will offset the expected decline in pASIC1 and pASIC2 quarterly revenue, there is no assurance when this will occur, if at all.

If we fail to successfully develop, introduce and sell new products, we may be unable to compete effectively in the future

        We operate in a highly competitive, quickly changing environment marked by rapid obsolescence of existing products. To compete successfully, we must obtain access to advanced fabrication capacity and dedicate significant resources to specify, design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance, low power consumption, new features, reliability and/or cost savings to our customers. We experience a long delay between the time when we expend these development resources and invest in related long-lived assets, and the time when we begin to generate revenue, if any, from these expenditures. We are introducing our Eclipse II and QuickPCI II products to new customers and markets and expect a significant portion of our future revenues to be generated from these new products. Some of these opportunities are in the rapidly changing consumer market which typically has shorter product life cycles, higher volumes and greater price pressure than our traditional business. If we are unable to design, produce and sell new products that meet design specifications, address customer requirements, and generate sufficient revenue and gross profit, if market demand for our products fails to materialize, or if our customers do not successfully introduce products incorporating our devices, our revenue and gross margin will be materially harmed and we may be required to write-off related inventory and long-lived assets. For example, in the fourth quarter of 2004 we recorded a $3.2 million long-lived asset impairment charge related to our QuickMIPS products.

We may be unable to accurately estimate quarterly revenue, which could adversely affect the trading price of our stock

        We offer our customers a short delivery lead-time and a majority of our shipments during a quarter are ordered by the customer in that quarter. As a result, we often have low visibility to the current quarter's revenue, and our revenue levels can change significantly in a short period of time. Furthermore, our ability to respond to increased demand is limited to inventory on hand or on order and the capacity available at our contract manufacturers. In addition, a significant portion of our revenue is deferred until our distributors ship unprogrammed parts to end customers since the price is not fixed or determinable until that time. Therefore, we are highly dependent on the accuracy and timeliness of resale and inventory reports from our distributors. Inaccurate distributor resale or inventory reports, as well as unanticipated changes in distributor inventory levels, could contribute to our difficulty in predicting and reporting our quarterly revenue and results of operations. If we fail to accurately estimate customer demand, record revenue, or if our available capacity is less than needed to meet customer demand, our results of operations could be harmed and our stock price could materially fluctuate.

Our future results depend on our relationship with Tower

        We have invested approximately $21.3 million in Tower. In return for our investment, we have received equity, prepaid wafer credits and committed production capacity in Tower's foundry facility. We believe that Tower's long-term operation of this fabrication facility depends on its ability to attract sufficient customer demand, to obtain additional financing, the release of grants and approvals for changes in grant programs from the Israeli government's Investment Center, and its ability to remain in compliance with the terms of its grant and credit agreements. The current political uncertainty and security situation in the Middle East where Tower's fabrication facility is located, the cyclical nature of the market for foundry manufacturing services, the early stage of operation of Tower's fabrication facility, Tower's financial condition, or other factors may adversely impact Tower's business prospects and may discourage future investments in Tower from outside sources. We may decide to invest additional funds in Tower, which could have an impact on our cash position and liquidity. If Tower is unable to obtain adequate financing and increase production output in a timely manner, the value of our investment in Tower may decline significantly or possibly become worthless, our wafer credit from Tower may decline in value or possibly become worthless, and we would have to identify and qualify a substitute supplier to manufacture our products. This could require significant development time, cause product shipment delays, impair long-lived assets, damage our liquidity and severely harm our business.

        The value of our investment in Tower and its corresponding wafer credits may also be adversely affected by a deterioration of conditions in the market for foundry manufacturing services and the market for semiconductor products generally. At March 31, 2005, the aggregated value of our Tower investment and wafer credits recorded on our balance sheets was $6.9 million. If the fair value of our Tower investment or our wafer credits are deemed to be impaired, we will record charges to our statement of operations. For instance, the fair value of our Tower investment was $2.26 per share and $1.17 per share at December 31, 2004 and July 1, 2005, respectively. Since the value of our Tower investment remained below $2.26 per share for a period of time, we expect to record a $1.5 million write-down of marketable securities in the second quarter of 2005. In addition, Tower solely manufactures our Eclipse II, certain QuickPCI II and QuickMIPS products, and we have made significant purchases and purchase commitments to Tower for these devices. As these are new products being manufactured in a new facility, there are significant manufacturing and engineering risks associated with these purchases. We expect these devices to be a source of significant long-term revenue. If Tower is unable to produce these devices, demand for these products does not meet our expectations or if we are unable to achieve product performance or cost targets, our revenue, gross margin, research and development expenses and liquidity will be affected and we may record losses against inventory, purchase commitments and long-lived assets.

We will be unable to compete effectively if we fail to anticipate product opportunities based upon emerging technologies and standards and fail to develop products that incorporate these technologies and standards in a timely manner

        We may spend significant time and money to design and develop products and customer solutions around an industry standard or emerging technology. To date, we have introduced products, such as QuickPCI, that are designed to support a specific industry standard and we have developed system solutions targeted at specific application segments. Additionally, customers may shift their demand to environmentally friendly products, such as products manufactured with lead-free assembly components, that we may not have developed. If an industry standard or emerging technology that we have targeted fails to achieve broad market acceptance, or if we are unable to bring the technology or solutions to market in a timely manner, we may be unable to generate significant revenue from our research and development efforts. As a result, our business would be materially harmed and we may be required to write-off related inventory and long-lived assets.

        We have the capability and capacity to design and develop only a limited number of products that support specific industry standards. If systems manufacturers move away from the use of industry standards that we support with our products and adopt alternative standards, we may be unable to design and develop new products that conform to these new standards. Typically, the expertise required is unique to each industry standard, and we would likely have to either hire individuals with the required expertise or acquire such expertise through a licensing arrangement. The demand for individuals with the necessary expertise to develop a product relating to a particular industry standard is generally high, and we may not be able to hire such individuals. The cost to acquire such expertise through licensing or other means may be high and such arrangements may not be possible in a timely manner, if at all.

Our customers may cancel or change their product plans after we have expended substantial time and resources in the design of their products

        If one of our potential customers cancels, reduces or delays product orders from us or chooses not to release equipment that incorporates our products after we have spent substantial time and resources in assisting them with their product design, our business could be materially harmed. Our customers often evaluate our products for six months or more before designing them into their systems, and they may not commence volume shipments for up to an additional six to twelve months, if at all. During this lengthy sales cycle, our potential customers may also cancel or change their product plans. For example, we expended considerable resources over several quarters to assist a potential PDA customer in its system design and this customer recently decided to target a more advanced design that does not include one of our products. Even when customers incorporate one or more of our products into their systems, they may discontinue production. Customers whose products achieve high volume production may choose to replace our products with lower cost semiconductors.

We depend upon third parties to fabricate, assemble, test and program our products, and they may discontinue manufacturing our products, fail to give our products priority, be unable to successfully manufacture our products to meet performance, volume or cost targets, or inaccurately report inventory to us

        We contract with third parties to fabricate, assemble, test and program our devices. Our devices are generally fabricated and assembled by single suppliers, and the loss of a supplier, expiration of a supply agreement or the inability of our suppliers to manufacture our products to meet volume, performance and cost targets could have a material adverse effect on our business. For instance, a single supplier fabricates our pASIC1 and pASIC2 products under an agreement that expires in December 2005. While we may be able to purchase wafers after 2005, we do not have a firm capacity commitment from the supplier. In addition, demand for assembly capacity at one of our suppliers recently increased due to a fire at the facility of another supplier. As a result, capacity available to us may be constrained. If for any reason these or any other supplier becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our products to our customers could be severely impaired. We would have to identify and qualify substitute suppliers, which could be time consuming and difficult and could result in unforeseen operational problems, or we could announce an end-of-life program for these products. Alternate suppliers might not be available to fabricate, assemble, test and program our devices or, if available, might be unwilling or unable to offer services on acceptable terms.

        In addition, if competition for wafer manufacturing capacity increases, or if we need to migrate to more advanced wafer manufacturing technology, we may be required to pay or invest significant amounts to secure access to this capacity. The number of companies that provide these services is limited and some of them have limited operating histories and financial resources. In the event our current suppliers refuse or are unable to continue to provide these services to us, we may be unable to procure services from alternate suppliers in a timely manner, if at all. Furthermore, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current suppliers on commercially reasonable terms, if at all. Moreover, our reliance on a limited number of suppliers subjects us to reduced control over delivery schedules, quality assurance and costs. This lack of control may cause unforeseen product shortages or may increase our cost to manufacture, assemble or test our products, which would adversely affect our operating results and cash flows.

        We record a majority of our inventory transactions based on information from our subcontractors. If we do not receive prompt and accurate information from our vendors, we could misstate inventory levels, incorrectly record gross profit, be unable to meet our delivery commitments to customers or commit to manufacturing inventory that is not required to meet customer delivery commitments, which could materially harm our business.

We may not have the liquidity to support our future operations and capital requirements

        Our cash balance at March 31, 2005 was $24.6 million. At March 31, 2005, our interest-bearing debt consisted of $4.0 million outstanding from Silicon Valley Bank and $571,000 outstanding under a capital lease. At March 31, 2005, we had approximately $6.0 million available to borrow under our revolving credit facility and approximately $1.1 million available to borrow under our equipment line of credit. On June 27, 2005, we modified our credit facility with Silicon Valley Bank. Terms of the modified agreement include an $8.0 million revolving line of credit available through June 2006, and $3.0 million of borrowing capacity under the equipment line of credit that is available to be drawn through June 2006. The credit facility expires on June 26, 2006.

        At July 1, 2005 we held 1,344,543 Tower Ordinary Shares available for sale worth approximately $1.6 million based upon the market closing price of $1.17 per share on such date. However, our ability to obtain competitive pricing from Tower is tied to our ownership of at least 450,000 of these Tower shares.

        Capital expenditures, which are largely driven by the introduction and initial manufacturing of new products, could be up to $5.0 million in the next twelve months. As of March 31, 2005, we had commitments to purchase $4.9 million of wafer inventory.

        As a result of these potential investments, the expected fluctuation in revenue from our pASIC1 and pASIC2 products, as well as research and development, selling, marketing and administrative expenses, changes in working capital and interest and debt payments, we will need to generate higher revenue and gross profit, especially from our Eclipse II and QuickPCI II products, to achieve and maintain positive cash flow. Whether we can achieve cash flow levels sufficient to support our operations cannot be accurately predicted. Unless such cash flow levels are achieved, we may borrow additional funds or sell debt or equity securities, or some combination thereof, to provide funding for our operations. If adequate funds are not available when needed, our financial condition and operating results would be materially adversely affected and we may not be able to operate our business without significant changes in our operations, or at all.

If we fail to adequately forecast demand for our products, we may incur product shortages or excess product inventory

        Our agreements with third-party manufacturers require us to provide forecasts of our anticipated manufacturing orders, and place binding manufacturing commitments in advance of receiving purchase orders from our customers. This may result in product shortages or excess product inventory because we are limited in our ability to increase or decrease our forecasts under such agreements. Obtaining additional supply in the face of product or capacity shortages may be costly, or not possible, especially in the short term since most of our products have only a single fabrication and assembly source. Our failure to adequately forecast demand for our products could materially harm our business.

Fluctuations in our manufacturing processes and product yields and quality, especially for new products, may increase our costs

        Difficulties encountered during the complex semiconductor manufacturing process can render a substantial percentage of semiconductor wafers nonfunctional, and manufacturing fluctuations may change the performance distribution of manufactured products. We have, in the recent past, experienced manufacturing runs that have contained substantially reduced or no functioning devices, or that generated devices with below normal performance. In addition, yield problems may take a significant period of time to analyze and correct. Our reliance on third party suppliers may extend the period of time required to analyze and correct these problems. As a result, we may incur substantially higher manufacturing costs and inventory shortages.

        Yield fluctuations frequently occur in connection with the manufacture of newly introduced products, with manufacturing at new facilities or on new manufacturing processes. Newly introduced products and products that incorporate new intellectual property, such as our QuickMIPS, QuickPCI II and Eclipse II products, are often more complex and more difficult to produce, increasing the risk of manufacturing-related defects. New manufacturing facilities or processes, such as at Tower, are often more complex and take a period of time to achieve expected quality levels and product costs. While we test our products, they may still contain errors or defects that are found after we have commenced commercial production, that occur due to manufacturing variations or as new intellectual property is incorporated into our products. If our products contain undetected or unresolved defects, we may lose market share, experience delays in or loss of market acceptance, reserve or scrap inventory, or be required to issue a product recall. In addition, we would be at risk of product liability litigation if defects in our products are discovered. Although we attempt to limit our liability to end users through disclaimers of special, consequential and indirect damages and similar provisions, we cannot assure you that such limitations of liability will be legally enforceable.

We have significant customers and limited visibility into the long-term demand for our products from these customers

        A few of our end customers can represent a significant portion of our total revenue in a given reporting period. As in the past, future demand from these customers may fluctuate significantly. These customers typically order products with short requested delivery lead times, and do not provide a firm commitment to purchase product past the period covered by purchase orders. In addition, our manufacturing lead times are longer than the delivery lead times requested by these customers, and we make significant inventory purchases in anticipation of future demand. For example, a Chinese customer, purchasing product through a distributor, represented 14% of our total revenue in 2003, but only 3% of revenue in 2004. If revenue from any significant customer were to decline substantially, we may be unable to offset this decline with increased revenue from other customers and we may purchase excess inventory. These factors could severely harm our business.

        In addition, we may have made a significant investment in long-lived assets for the production of our products based upon historical and expected demand. If demand for or gross margin generated from our products does not meet our expectations, we may be required to write-off inventory or incur charges against long-lived assets, which would materially harm our business.

We have a history of losses and cannot assure you that we will remain profitable in the future

        We incurred significant losses in 2004, 2003 and 2002. Our accumulated deficit as of March 31, 2005 was $118.8 million. Although we recorded net income of $864,000 for the three months ended March 31, 2005, we may not remain profitable in any future periods. Our recent revenue growth, net income for the three months ended March 31, 2005 and our profitability in certain years prior to 2001 cannot be relied upon as any indication of the Company's future operating results or prospects.

We depend upon third party distributors to market and sell our products, and they may discontinue sale of our products, fail to give our products priority or be unable to successfully market, sell and support our products

        We contract with third-party distributors to market and sell a significant portion of our products. We typically have only a few distributors serving each geographic market, and, in the future, we may have a single distributor covering a geographic market. Although we have contracts with our distributors, our agreements with them may be terminated on short notice by either party and, if terminated, we may be unable to recruit additional or replacement distributors. Additionally, distributors that we have contracted with may acquire, be acquired or merge with other distributors which may result in the termination of our contract or less effort being placed on the marketing, sale and support of our products. As a result, our future performance will depend in part on our ability to retain our existing distributors and attract new distributors that will be able to effectively market, sell and support our products. The loss of one or more of our principal distributors, or our inability to attract new distributors, could materially harm our business.

        Many of our distributors, including our principal distributors, market and sell products for other companies, and many of these products may compete directly or indirectly with our products. We generally are not one of the principal suppliers of products to our distributors. If our distributors give higher priority or greater attention to the products of other companies, including products that compete with our products, our business would be materially harmed.

        Individual distributors and OEM customers often represent a significant portion of our accounts receivable. If we are unable to collect funds due from these distributors and customers, our financial results may be materially harmed.

Our future operating results are likely to fluctuate and therefore may fail to meet expectations, which could cause our stock price to decline

        Our operating results have varied widely in the past and are likely to do so in the future. In addition, our past operating results may not be an indicator of future operating results. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause our stock price to significantly fluctuate or decline.

        Factors that could cause our operating results to fluctuate include:

  •
  a significant change in sales to our largest customers;

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  successful development and market acceptance of our products;

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  our ability to accurately forecast product volumes and mix, and to respond to rapid changes in customer demand;

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  the effect of end-of-life programs;

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  changes in product mix or production variances that affect gross profit;

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  our ability to adjust our manufacturing capacity and costs in response to economic and competitive pressures;

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  our reliance on subcontract manufacturers for product capacity, yield and quality;

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  our competitors' product portfolio and product pricing policies;

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  timely implementation of efficient manufacturing technologies;

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  changes in accounting and corporate governance rules;

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  impact of import and export laws and regulations;

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  the cyclical nature of the semiconductor industry and general economic, market, political and social conditions in the countries where we sell our products and the related effect on our customers, distributors and suppliers; and

  •
  our ability to obtain capital, debt financing and insurance on commercially reasonable terms.

        Although certain of these factors are out of our immediate control, unless we can anticipate and be prepared with contingency plans that respond to these factors, our business may be materially harmed.

We may encounter periods of industry-wide semiconductor oversupply, resulting in pricing pressure, as well as undersupply, resulting in a risk that we could be unable to fulfill our customers' requirements

        The semiconductor industry has historically been characterized by wide fluctuations in the demand for, and supply of, its products. These fluctuations have resulted in circumstances when supply of and demand for semiconductors have been widely out of balance. An industry-wide semiconductor oversupply could result in severe downward pricing pressure from customers. In a market with undersupply of manufacturing capacity, we would have to compete with larger foundry customers for limited manufacturing resources. In such an environment, we may be unable to have our products manufactured in a timely manner, at a cost that generates adequate gross profit, or in sufficient quantities. Since we outsource all of our manufacturing and have only a single-source of wafer supply, test and assembly for most of our products, we are particularly vulnerable to such supply shortages and capacity limitations. As a result, we may be unable to fulfill orders and may lose customers. Any future industry-wide oversupply or undersupply of semiconductors could materially harm our business.

Customers may cancel or defer significant purchase orders or our distributors may return our products, which would cause our inventory levels to increase and our revenue to decline

        Our distributors or customers may cancel purchase orders at any time with little or no penalty. Contractually, our distributors are generally permitted to return unprogrammed products worth up to 10%, by value, of the products they purchase from us. If our distributors or customers cancel or defer significant purchase orders or return our products, our accounts receivable collections would decrease and inventories would increase, which would materially harm our business.

Problems associated with international business operations could affect our ability to manufacture and sell our products

        Most of our products are manufactured outside of the United States at manufacturing facilities operated by our suppliers in Taiwan, South Korea, the Philippines, Israel and Malaysia. We expect to manufacture a majority of the products that we currently have under development in Israel and to assemble these products in South Korea, the Philippines or Malaysia. As a result, these manufacturing operations and new product introductions are subject to risks of political instability, including the risk of conflict between Taiwan and the People's Republic of China, between South Korea and North Korea, and conflicts involving Israel or Malaysia.

        A significant portion of our total revenue comes from sales to customers located outside the United States. We anticipate that sales to customers located outside the United States will continue to represent a significant portion of our total revenue in future periods. In addition, most of our domestic customers sell their products outside of North America, thereby indirectly exposing us to risks associated with foreign commerce and economic instability. In addition to overseas sales offices, we have significant research and development activities in Canada and India. Accordingly, our operations and revenue are subject to a number of risks associated with foreign commerce, including the following:

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  managing foreign distributors;

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  staffing and managing foreign offices;

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  political and economic instability;

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  foreign currency exchange fluctuations;

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  changes in tax laws, import and export regulations, tariffs and freight rates;

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  timing and availability of export licenses;

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  supplying products that meet local environmental regulations;

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  inadequate protection of intellectual property rights; and

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  obtaining governmental approvals for certain products.

        In the past, we have denominated sales of our products to foreign countries exclusively in U.S. dollars. As a result, any increase in the value of the U.S. dollar relative to the local currency of a foreign country will increase the price of our products in that country so that our products become relatively more expensive to customers in the local currency of that foreign country. As a result, sales of our products in that foreign country may decline. To the extent any such risks materialize, our business could be materially harmed.

        In addition, we incur costs in foreign countries that may be difficult to reduce quickly because of employee-related laws and practices in those foreign countries.

Many systems manufacturers may be unwilling to switch to our products because of their familiarity with the products offered by our direct competitors, such as Xilinx and Altera, which dominate the programmable logic market

        The semiconductor industry is intensely competitive and characterized by:

  •
  erosion of selling prices over product lives;

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  rapid technological change;

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  short product life cycles; and

  •
  strong domestic and foreign competition.

        If we are not able to compete successfully in this environment, our business will be materially harmed.

        Many of our competitors have substantially greater financial, technical, manufacturing, marketing, sales, distribution, name recognition and other resources than we do. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of system applications. In the past, we have lost potential customers to competitors for various reasons, including, but not limited to, re-programmability and lower price. Our current direct competitors include suppliers of complex programmable logic devices and field programmable gate arrays, such as Xilinx, Inc., Altera Corporation, Actel Corporation, and Lattice Semiconductor Corporation. Xilinx and Altera together have a majority share of the programmable logic market. Many systems manufacturers may be unwilling or unable to switch to our products due to their familiarity with competitors' products or other inhibiting factors.

        We also face competition from companies that offer ASICs, which may be purchased for a lower price at higher volumes and typically have greater logic capacity, additional features and higher performance than those of our products. We may also face competition from suppliers of embedded microprocessors, such as Freescale Semiconductor, Inc. (formerly Motorola), or from suppliers of products based on new or emerging technologies. Our inability to successfully compete in any of the following areas could materially harm our business:

  •
  the development of new products and advanced manufacturing technologies;

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  the quality, performance characteristics, price and availability of devices, programming hardware and software development tools;

  •
  the ability to engage with companies that provide synergistic products and services;

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  the incorporation of industry standards in our products;

  •
  the diversity of product offerings available to customers; or

  •
  the quality and cost effectiveness of design, development, manufacturing and marketing efforts.

We may be unable to successfully grow our business if we fail to compete effectively with others to attract and retain key personnel

        We believe our future success will depend upon our ability to attract and retain engineers and other highly competent personnel. Our employees are at-will and not subject to employment contracts. Hiring and retaining qualified sales and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. We have in the past experienced difficulty in recruiting and retaining qualified senior management, sales and technical personnel. Failure to attract, hire, train and retain personnel could materially harm our business.

We may be unable to adequately protect our intellectual property rights, and may face significant expenses as a result of future litigation

        Protection of intellectual property rights is crucial to our business, since that is how we keep others from copying the innovations that are central to our existing and future products. From time to time, we receive letters alleging patent infringement or inviting us to license other parties' patents. We evaluate these requests on a case-by-case basis. These situations may lead to litigation if we reject the offer to obtain the license.

        We have in the past and are currently involved in litigation relating to alleged infringement by us of others' patents or other intellectual property rights. This kind of litigation is expensive and consumes large amounts of management's time and attention. Additionally, matters that we initially consider not material to our business could become costly. For example, we incurred substantial costs associated with the litigation and settlement of our dispute with Actel, which materially harmed our business. In addition, if the letters we sometimes receive alleging patent infringement or other similar matters result in litigation that we lose, a court could order us to pay substantial damages and/or royalties, and prohibit us from making, using, selling or importing essential technologies. For these and other reasons, this kind of litigation could materially harm our business.

        Also, although we may seek to obtain a license under a third party's intellectual property rights in order to bring an end to certain claims or actions asserted against us, we may not be able to obtain such a license on reasonable terms, or at all. We have entered into technology license agreements with third parties which give those parties the right to use patents and other technology developed by us, and which give us the right to use patents and other technology developed by them. We anticipate that we will continue to enter into these kinds of licensing arrangements in the future; however, it is possible that desirable licenses will not be available to us on commercially reasonable terms. If we lose existing licenses to key technology, or are unable to enter into new licenses that we deem important, it could materially harm our business.

        Because it is critical to our success that we continue to prevent competitors from copying our innovations, we intend to continue to seek patent and trade secret protection for our products. The process of seeking patent protection can be long and expensive, and we cannot be certain that any currently pending or future applications will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Furthermore, others may develop technologies that are similar or superior to our technology or design around the patents we own. We also rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and other third parties. However, employees may breach these agreements, and we may not have adequate remedies for any breach. In any case, others may come to know about or determine our trade secrets through a variety of methods. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States.

We may engage in manufacturing, distribution or technology agreements that involve numerous risks, including the use of cash, diversion of resources and significant write-offs

        We have entered into and, in the future, intend to enter into agreements that have involved numerous risks, including the use of significant amounts of our cash; diversion from other development projects or market opportunities; our ability to incorporate licensed technology in our products; our ability to introduce related products in a cost-effective and timely manner; our ability to collect amounts due under these contracts; and market acceptance of related products. For instance, we have licensed certain microprocessor technology from MIPS Technologies and obtained other elements of our products from third-party companies. In the fourth quarter of 2004, we determined that the expected revenue and gross profit from these products would not be sufficient to recover the full carrying value of the related third party elements and other long-lived assets, and we recorded a $3.2 million long-lived asset impairment charge. If we fail to recover the cost of these or other assets from the cash flow generated by the related products, our assets will become impaired and our financial results would be harmed.

Our business is subject to the risks of earthquakes, other catastrophic events and business interruptions for which we may maintain limited insurance

        Our operations and the operations of our suppliers are vulnerable to interruption by fire, earthquake, power loss, flood, terrorist acts and other catastrophic events beyond our control. In particular, our headquarters is located near earthquake fault lines in the San Francisco Bay area. In addition, we rely on sole suppliers to manufacture our products and would not be able to qualify an alternate supplier of our products for several quarters. Our suppliers often hold significant quantities of our inventory which, in the event of a disaster, could be destroyed. In addition, our business processes and systems are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. Any catastrophic event, such as an earthquake or other natural disaster, the failure of our computer systems, war or acts of terrorism, could significantly impair our ability to maintain our records, pay our suppliers, or design, manufacture or ship our products. The occurrence of any of these events could also affect our customers, distributors and suppliers and produce similar disruptive effects upon their business. If there is an earthquake or other catastrophic event near our headquarters, our customers' facilities, our distributors' facilities or our suppliers' facilities, our business could be seriously harmed.

        We do not have a detailed disaster recovery plan. In addition, we do not maintain sufficient business interruption and other insurance policies to compensate us for all losses that may occur. Any losses or damages incurred by us as a result of a catastrophic event or any other significant uninsured loss could have a material adverse effect on our business.

Our principal stockholders have significant voting power and may vote for actions that may not be in the best interests of our other stockholders

        Our officers, directors and principal stockholders together control a significant portion of our outstanding common stock. As a result, these stockholders, if they act together, will be able to significantly influence our operations, affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Our Shareholder Rights Plan, certificate of incorporation, bylaws and Delaware law contain provisions that could discourage a takeover that is beneficial to stockholders

        Our Shareholder Rights Plan as well as provisions of our certificate of incorporation, our bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

The market price of our common stock may fluctuate significantly and could lead to securities litigation

        Stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Changes to existing accounting pronouncements or taxation rules or practices may cause adverse revenue fluctuations, affect our reported results of operations or how we conduct our business

        FASB has issued Statement 123R, "Share-Based Payment," which will require us to measure compensation costs for all stock based compensation (including stock options and our employee stock purchase plan, as currently constructed) at fair value and take a compensation charge equal to that value beginning on January 1, 2006. If this accounting pronouncement had been in effect during the current period, we estimate that we would have reported a significantly lower net income or even a net loss.

        New accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. Any future changes in accounting pronouncements or taxation rules or practices may have a significant effect on how we report our results and may even affect our reporting of transactions completed before the change is effective. This change to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulations related to corporate governance and public disclosure may result in additional expenses

        Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and The Nasdaq National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from profit-generating activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002

        As of December 2004, we have evaluated our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We performed the system and process evaluation and testing required in an effort to comply with the management certification and independent registered public accounting firm attestation requirements of Section 404. As a result, we incurred additional expenses and a diversion of management's time. While we believe that our internal control procedures are adequate and we intend to continue to fully comply with the requirements relating to internal controls and all other aspects of Section 404, we cannot be certain as to the outcome of future evaluations, testing and remediation actions or the impact of the same on our operations. If we are not able to remain in compliance with the requirements of Section 404, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or The Nasdaq National Market. Any such action could adversely affect our financial results and the market price of our common stock.

We have implemented import and export control procedures to comply with United States regulations but we are still exposed to potential risks from import and export activity

        Our products, technology and software are subject to U.S. import and export control laws and regulations which, in some instances, may impose restrictions on business activities, or otherwise require licenses or other authorizations from agencies such as the U.S. Department of State, U.S. Department of Commerce and U.S. Department of the Treasury. We have import and export licensing and compliance procedures in place for purposes of conducting our business consistent with U.S. laws and regulations, and we periodically review these procedures to maintain compliance with the requirements relating to import and export regulations. If we are not able to remain in compliance with import and export regulations, we might be subject to investigation, sanctions or penalties by regulatory authorities. Such penalties can include civil, criminal or administrative remedies (such as loss of export privileges). We cannot be certain as to the outcome of an evaluation, investigation, inquiry or other action or the impact of these items on our operations. Any such action could adversely affect our financial results and the market price of our common stock.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate in our products, capital expenditures, to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments or to repay debt.

        We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

General

        As of the date of this prospectus, our authorized capital stock consists of 110,000,000 shares. Those shares consist of (1) 100,000,000 shares designated as common stock, $0.001 par value, and (2) 10,000,000 shares designated as preferred stock, $0.001 par value, of which 10,000 shares have been designated Series A Junior Participating Preferred Stock. The only equity securities currently outstanding are shares of common stock. As of July 6, 2005, there were approximately 27,001,573 shares of common stock issued and outstanding.

        The following summary describes the material terms of our capital stock and shareholder rights plan. The description of capital stock and shareholder rights plan is qualified by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, the certificate of designation relating to our Series A Junior Participating Preferred Stock and our rights agreement, each of which is incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. In the event of a liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

        Our common stock is listed on The NASDAQ National Market under the symbol "QUIK." The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is 800-937-5449.

Preferred stock

        The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

  Series A Preferred Stock

        As of July 6, 2005, there were 10,000 shares of our Series A Junior Participating Preferred Stock authorized, none of which were issued and outstanding.

  Undesignated Preferred Stock

        Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, and subject to limitations prescribed by law, to issue shares of preferred stock in one or more series and to fix and alter the powers, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. Any or all of these rights may be greater than the rights of the common stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

        The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the corporation or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

        The prospectus supplement will specify:

  •
  the maximum number of shares;

  •
  the purchase price per share;

  •
  the designation of the shares;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

  •
  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

  •
  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

  •
  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  the voting rights;

  •
  any restrictions on alienability; and

  •
  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        When we issue shares of preferred stock under this prospectus and the related prospectus supplement, the shares will be fully paid and nonassessable.

Shareholder Rights Plan

        Each share of our common stock has one preferred stock purchase right attached to it. Each right entitles the registered holder to purchase one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at an exercise price of $32.50 (the "exercise price"), subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between QuickLogic and American Stock Transfer & Trust Company, as Rights Agent, a copy of which is incorporated by reference into the registration statement to which this prospectus relates. Because this summary is not complete, you should read the full text of the Rights Agreement if you would like additional information.

        The rights are exercisable, and transferable apart from the shares of common stock, on the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire (an "acquiring person"), beneficial ownership of 15% or more of the outstanding shares of common stock (the "stock acquisition date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer if, upon consummation thereof, the person who commenced the offer would be an acquiring person (the earlier of such dates being called the "distribution date"). The foregoing time periods are subject to extension as set forth in the Rights Agreement. After the occurrence of an event set forth in clause (ii) above, the rights will become exercisable for fractions of shares of Series A Junior Participating Preferred Stock at the exercise price per one ten-thousandth of a share of preferred stock. After the occurrence of an event set forth in clause (i) above, the rights will become exercisable as set forth below.

        In the event that any person or group becomes the beneficial owner of 15% or more of the then outstanding shares of common stock (other than as a result of a tender or exchange offer for all shares of the common stock at a price determined by a majority of the directors who are not representatives, nominees, affiliates or associates of an acquiring person, after receiving advice from one or more nationally recognized investment banking firms selected by such directors, to be fair and adequate to the stockholders, and otherwise in the best interests of QuickLogic and our stockholders, referred to as a "permitted offer"), the Rights Agreement provides that proper provision shall be made so that each holder of a right will thereafter have the right to receive, for a 90-day period, upon exercise, common stock (or, under certain circumstances, cash, preferred stock or other of our securities) having a market value equal to two times the exercise price paid (i.e., at a 50% discount). Following the occurrence of this event, any rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person shall immediately become null and void. However, rights generally are not exercisable following the occurrence of such an event until such time as the rights are no longer redeemable by us as set forth below. Further, rights generally are exercisable only after the effectiveness of a registration statement for the common stock under the Securities Act.

        In the event that, at any time after any person or group becomes the beneficial owner of 15% or more of the then outstanding shares of common stock (other than as a result of a permitted offer), (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than following a permitted offer), (ii) we engage in a merger or other business combination transaction with another person in which we are the surviving corporation, but in which our common stock is changed or exchanged (other than following a permitted offer), or (iii) 50% or more of our assets or earning power (on a consolidated basis) is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, common stock of the acquiring company having a market value equal to two times the exercise price paid (i.e., at a 50% discount).

        At any time after a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the board of directors may, at its option, exchange the rights (other than rights owned by such person or group, which rights will have become void), in whole or in part, for shares of common stock at an exchange ratio of one share per right.

        At any time after the date of the Rights Agreement until 10 business days (or such later date as the board of directors of the Company may determine) following the stock acquisition date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "redemption price"), payable in cash, common stock or other consideration deemed appropriate by the board of directors. Thereafter, the Company's right of redemption may be reinstated if the exercise period has expired, no triggering event has occurred and an acquiring person reduces his beneficial ownership to 5% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the Company and there are no other acquiring persons. Immediately upon the action of the board of directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer). No business may be transacted at an annual or special meeting of stockholders other than the business specified in the notice to stockholders with respect to such meeting. Our bylaws require advance notice of any director nominations or other stockholder proposals to be brought before an annual stockholders meeting. Our certificate of incorporation provides that our board of directors be divided into three classes, with each class serving staggered three-year terms. Our certificate of incorporation further provides that certain amendments of the certificate of incorporation require the approval of holders of at least 66-2/3% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management.

DESCRIPTION OF THE DEPOSITARY SHARES

General

        At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the Commission.

Dividends

        The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

        If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

        Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

  •
  all outstanding depositary shares have been redeemed; or

  •
  there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

  •
  the initial deposit of the preferred stock;

  •
  the initial issuance of the depositary shares;

  •
  any redemption of the preferred stock; and

  •
  all withdrawals of preferred stock by owners of depositary shares.

        Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

  •
  refuse to transfer depositary shares;

  •
  withhold dividends and distributions; and

  •
  sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

        Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary's obligations will be limited to the performance in good faith of our or the depositary's respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

  •
  written advice of counsel or accountants;

  •
  information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

  •
  documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

        The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

        Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

        We may issue warrants for the purchase of our common stock, preferred stock, depositary shares or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock and depositary shares and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

        The prospectus supplement relating to a particular series of warrants to purchase our common stock, preferred stock or depositary shares will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of common stock, preferred stock or depositary shares that may be purchased upon exercise of a warrant and the exercise price for the warrants;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  the antidilution provisions of the warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the warrants;

  •
  any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

No Rights as a Stockholder

        Until any warrants to purchase common stock, preferred stock or depositary shares have been exercised, holders of equity warrants will not be entitled:

  •
  to vote, consent or receive dividends;

  •
  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

  •
  exercise any rights as stockholders of QuickLogic.

Warrant Adjustments

        Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable.

        Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

  •
  certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

  •
  certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

  •
  certain sales or dispositions to another entity of all or substantially all of our property and assets.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time in one or more transactions:

  •
  through one or more underwriters or dealers;

  •
  directly to purchasers, including our existing stockholders in a rights offering;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        We may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

        We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

Trading Markets and Listing of Securities

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Passive Market Marking

        Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The aggregate estimated (other than the registration fee) expenses to be paid in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$3,531
Accounting fees and expenses	10,000
Legal fees and expenses	150,000
Printing and engraving	2,500
Transfer agent fees and expenses	1,200
Miscellaneous	5,000

Total	$172,231

Item 15. Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law") permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein.

        Section 145 of Delaware Law provides that a corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        Article VII of our bylaws provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware Law. Our bylaws allow us to purchase insurance for any person whom we are required or permitted to indemnify. We have obtained a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

        We have entered into indemnification agreements with our directors and certain officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and certain officers in the future. Under these agreements, we will indemnify these individuals against amounts actually and reasonably incurred in connection with an actual, or a threatened, proceeding if any of them may be made a party because of their role as one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to QuickLogic's best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

        In addition, our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law, for breach of fiduciary duty as a director. This provision does not eliminate a director's duty of care. Each director will continue to be subject to liability for:

  •
  breach of the director's duty of loyalty to QuickLogic;

  •
  acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

  •
  acts or omissions that the director believes to be contrary to QuickLogic's best interests or that of its stockholders;

  •
  any transaction from which the director derived an improper personal benefit; and

  •
  for improper distributions to stockholders and loans to directors and officers.

This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation.(1)
3.1.1	Certificate of Designation, Preferences and Rights of the Terms of the Series A Junior Participating Preferred Stock.(2)
3.2	Amended and Restated Bylaws.(3)
4.1	Form of Certificate of Designation.*
4.2	Form of Preferred Stock Certificate.*
4.3	Form of Warrant Agreement.*
4.4	Form of Common Stock Certificate.(1)
4.5	Form of Deposit Agreement.*
4.6	From of Depositary Receipt.*
4.7	Rights Agreement, dated as of November 28, 2001, between QuickLogic Corporation and American Stock Transfer & Trust Company, as Rights Agent.(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of QuickLogic Corporation (see page II-5 of this Form S-3).

*
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1)
Incorporated by reference to the Company's Registration Statement on Form S-1 declared effective October 14, 1999 (Commission File No. 333-28833).

(2)
Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed on December 10, 2001 (Commission File No. 000-22671).

(3)
Incorporated by reference to the Company's Registration Statement on Form 8-K with respect to Item 5.03 filed on May 2, 2005.

Item 17. Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)
(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 12, 2005.

QUICKLOGIC CORPORATION
By:
/s/ E. THOMAS HART E. Thomas Hart Chairman, President and Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. Thomas Hart and Carl M. Mills, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ E. THOMAS HART E. Thomas Hart	Chairman, President and Chief Executive Officer (Principal Executive Officer)	July 12, 2005
/s/ CARL M. MILLS Carl M. Mills	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 12, 2005
/s/ DONALD P. BEADLE Donald P. Beadle	Director	July 12, 2005
/s/ MICHAEL J. CALLAHAN Michael J. Callahan	Director	July 12, 2005
/s/ ARTURO KRUEGER Arturo Krueger	Director	July 10, 2005
/s/ CHRISTINE RUSSELL Christine Russell	Director	July 12, 2005
/s/ GARY H. TAUSS Gary H. Tauss	Director	July 12, 2005

Exhibit Index

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation.(1)
3.1.1	Certificate of Designation, Preferences and Rights of the Terms of the Series A Junior Participating Preferred Stock.(2)
3.2	Amended and Restated Bylaws.(3)
4.1	Form of Certificate of Designation.*
4.2	Form of Preferred Stock Certificate.*
4.3	Form of Warrant Agreement.*
4.4	Form of Common Stock Certificate.(1)
4.5	Form of Deposit Agreement.*
4.6	From of Depositary Receipt.*
4.7	Rights Agreement, dated as of November 28, 2001, between QuickLogic Corporation and American Stock Transfer & Trust Company, as Rights Agent.(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of QuickLogic Corporation (see page II-5 of this Form S-3).

*
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

(1)
Incorporated by reference to the Company's Registration Statement on Form S-1 declared effective October 14, 1999 (Commission File No. 333-28833).

(2)
Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed on December 10, 2001 (Commission File No. 000-22671).

(3)
Incorporated by reference to the Company's Registration Statement on Form 8-K with respect to Item 5.03 filed on May 2, 2005.

QuickLinks

Table of Contents
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
SUMMARY
QuickLogic Corporation
The Securities We May Offer
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE DEPOSITARY SHARES
DESCRIPTION OF THE WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Part II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
Signatures
Power of Attorney
Exhibit Index